UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 1, 2023

CATALYST PHARMACEUTICALS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33057	76-0837053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 801 Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 420-3200

Not Applicable

Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Exchange on Which Registered	Ticker Symbol
Common Stock, par value $0.001 per share	NASDAQ Capital Market	CPRX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 1, 2023, Alicia Grande, the Chief Financial Officer (“CFO”) of Catalyst Pharmaceuticals, Inc. (the “Company”) informed the Company of her intent to retire as the Company’s CFO at the end of 2023. In her letter to the Company, Ms. Grande reported that her decision to retire as the Company’s CFO was not the result of any disagreements between Ms. Grande, on the one hand, and the Company, the Company’s management, or the Company’s Board of Directors, on the other hand, as to any matter relating to the Company’s operations, finances, policies, or practices. Ms. Grande will continue to serve as a consultant to the Company through December 31, 2024 in order to assist the Company in a smooth transition.

On December 4, 2023, the Company announced the appointment of Michael W. Kalb as the Company’s Executive Vice President and CFO, effective January 1, 2024. Mr. Kalb, age 53, has more than 30 years of experience in the pharmaceutical and financial service industries. Prior to joining the Company, (i) from May 2023 until December 2023, Mr. Kalb served as Chief Financial Officer of Impel Pharmaceuticals, a commercial-stage biopharmaceutical company developing therapies for people suffering from diseases with high unmet medical needs, (ii) from November 2022 to March 2023, Mr. Kalb served as Executive Vice President and Chief Financial officer of CinCor Pharma, Inc., a clinical stage biopharmaceutical company focused on developing treatments for cardiovascular diseases, and (iii) from June 2016 to June 2022, Mr. Kalb served as Senior Vice President and Chief Financial Officer of Amarin Corporation plc, a multinational biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Prior to that, Mr. Kalb served in several financial senior management positions at Taro Pharmaceutical Industries, Ltd., including as Group Vice President and Chief Financial Officer, and as a Director in the Accounting and Financial Consulting Group of Huron Consulting Group Inc. His experience also includes over ten years of public accounting experience, principally at Ernst and Young. Mr. Kalb holds a B.S. in Accounting from the State University of New York at Albany School of Business. Mr. Kalb is a certified public accountant.

In connection with his appointment, the Company’s Board of Directors has agreed that Mr. Kalb will receive the following compensation for his services in 2024:

•	An annual base salary of $525,000, with eligibility for annual increases to base salary in subsequent years if such increases are approved by the Compensation Committee of the Board of Directors; and

•

A cash bonus of up to 50% of his base salary based upon the satisfaction of individual and/or Company performance metrics (to be determined annually by the Compensation Committee of the Board of Directors).

Additionally, effective on the date he joins the Company, Mr. Kalb will receive a grant of stock options and RSUs (at an 80/20 ratio, respectively) with a total value of $3.0 million (to be determined based on a Black Scholes valuation model). The stock options and restricted stock units granted to Mr. Kalb will vest in five equal annual installments, with the first installment vesting on January 1, 2025 and each year thereafter on the same date. Further, upon becoming the Company’s CFO, Mr. Kalb will be designated as a participant under the Company’s Executive Severance and Change in Control Plan, which provides certain benefits to designated employees in the event that they are terminated without “Cause” (as defined in that plan), if they terminate their employment with the Company for “Good Reason” (as defined in that plan), or in the event of a “Change in Control” (as defined in that plan).

On December 4, 2023, the Company issued a press release announcing (i) Ms. Grande’s intent to retire as the Company’s CFO at the end of 2023, and (ii) Mr. Kalb’s appointment as Executive Vice President and CFO of the Company effective January 1, 2024. In the same press release, the Company reported the promotion, effective on January 1, 2024, of Dr. Steven Miller to Executive Vice President, Chief Operating and Scientific Officer and of Jeffrey Del Carmen to Executive Vice President, Chief Commercial Officer. A copy of the Company’s press release reporting these matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by the Company on December 4, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceuticals, Inc.

By:	/s/ Alicia Grande
Alicia Grande
Vice President, Treasurer and CFO

Dated: December 7, 2023

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